UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2009

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2009, Richard F. Sommer was appointed as the Company’s new President and Chief Executive Officer (“CEO”), effective immediately, to replace Mike Edlehart, the outgoing CEO, whose employment with the Company terminated the same day.  Mr. Sommer has served as a member of the Company’s Board of Directors since June 2008.  Following his appointment as President and Chief Executive Officer, Mr. Sommer will remain a director of the Company but will no longer be a member of the Company’s Compensation Committee or Corporate Governance and Nominating Committee, both of which are required to consist only of independent directors under NASDAQ Listing Rules.

Mr. Sommer, 46, is a former Chief Executive Officer of ZipRealty and served on the Board of Directors of ZipRealty from September 2006 until December 15, 2008.  Prior to joining ZipRealty, Mr. Sommer was the Chief Executive Officer of HomeGain.com.  In addition to his leadership of HomeGain, Mr. Sommer served as Senior Vice President of Business Development for the mortgage banking division of IndyMac Bank.  He also served as President and Managing Director of international real estate operations for Realtor.com.  Mr. Sommer also co-founded and was President and Chief Executive Officer of Accordus, a technology infrastructure company serving the health care products industry.  From 1988 until 1998, Mr. Sommer was founder, President and Chief Executive Officer of De La Cruz Occupational Healthcare.  He began his career with McKinsey &  Co.  Mr. Sommer graduated cum laude in 1983 from Princeton University with a degree in politics and was a Rhodes Scholar at Oxford University, where he earned a Master’s Degree in international political economy.  In 1990, Mr. Sommer earned a law degree from the Stanford Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 26, 2009	/s/ Rajeev Seshadri
Rajeev Seshadri
Chief Financial Officer